                                                                     EXHIBIT 5.1


                [CLIFFORD CHANCE ROGERS & WELLS LLP LETTERHEAD]



January 14, 2002

DVI, Inc.
2500 York Road
Jamison, PA  18929

Re:  Registration on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for DVI, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company on January 10, 2002 with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers re-sales of shares of common stock, par value $.005 per share, of the Company (the "Common Stock"), that may be made from time to time by the selling securityholders named therein. The shares of Common Stock that may be re-sold pursuant to the Registration Statement are shares (the "Conversion Shares") issuable upon conversion of the Company's 9-1/8% Convertible Subordinated Notes Due 2004 (the "Notes").

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinions set forth below we have, with your permission, relied upon certificates of officers of the Company and public officials.

For purposes of the opinion expressed below, we have assumed that the sum of the aggregate number of Conversion Shares issued plus the number of all other shares of Common Stock issued and outstanding or reserved for issuance, will not at the date of issuance of any Conversion Share exceed the number of shares of Common Stock authorized pursuant to the Company's Certificate of Incorporation as amended through that date. At present, the number of shares of Common Stock authorized pursuant to the Company's Certificate of Incorporation is 25,000,000.

Based upon the foregoing and on such examination of law as we have deemed necessary, we are of the opinion that, when the Conversion Shares are duly issued and delivered by the Company pursuant to and in accordance with the applicable provisions of the Notes, those Conversion Shares will be validly issued, fully paid and non-assessable.

The opinions set forth in this letter relate only to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters". In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.


Very truly yours,


/s/ CLIFFORD CHANCE ROGERS & WELLS LLP